FOR IMMEDIATE RELEASE

NOVELOS THERAPEUTICS ANNOUNCES $9 MILLION PRIVATE PLACEMENT

NEWTON, Mass., August 26, 2009 – Novelos Therapeutics, Inc. (OTCBB: NVLT), a biopharmaceutical company focused on the development of therapeutics to treat cancer and hepatitis, today announced that Novelos entered into a definitive agreement with Purdue Pharma L.P., an existing investor, to sell 13,636,364 shares of its common stock and warrants, expiring on December 31, 2015, to purchase an aggregate of approximately 4,772,728 shares of common stock at an exercise price of $0.66 per share, for gross proceeds of $9 million.

Pursuant to the definitive agreement with Purdue, Novelos initially sold to Purdue 5,303,030 shares of Novelos’ common stock and warrants to purchase 1,856,062 shares of its common stock for gross proceeds of $3.5 million.  Subsequent closing(s) for the remaining $5.5 million will be subject to availability of additional authorized shares.

Novelos also agreed to negotiate with Purdue for rights to license, develop and commercialize NOV-002 in the United States on an exclusive basis until the conclusion of the pivotal Phase 3 trial for non-small cell lung cancer under a Special Protocol Assessment (SPA) and Fast Track.  The Phase 3 trial is expected to conclude in early 2010.  Novelos also granted Purdue a conditional right of first refusal to acquire rights to NOV-002 in the United States after the conclusion of the Phase 3 trial.  Novelos already has a partnership with Mundipharma, an independent associated company of Purdue, to develop and commercialize NOV-002 in Europe and Asia (excluding China).  Novelos has also entered into a separate agreement to exclusively negotiate with Mundipharma and its independent associated company on a conditional basis for the rights to NOV-002 in Canada, Mexico and Latin America, as well as granting Mundipharma and its independent associated company a conditional right of first refusal to the NOV-002 rights in such territories upon the conclusion of the exclusive negotiation period.

“I am very pleased with Purdue’s continued support, providing Novelos funds for a robust development program thru mid-2010,” said Harry Palmin, President and CEO of Novelos.  “We expect our pivotal 900-patient Phase 3 lung cancer trial to conclude in early 2010.  The trial was fully enrolled in March 2008, with the primary endpoint of increased median overall survival to be evaluated following the occurrence of 725 deaths.”

The common stock and warrants were / will be issued in a private placement transaction under Regulation D of the Securities of Act of 1933 and have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission (the “SEC”) or an applicable exemption from the registration requirements. Novelos has agreed to file a registration statement with the SEC covering resales of the common stock and the common stock issuable upon exercise of the warrants.

About Purdue Pharma L.P.
Purdue Pharma L.P. and its associated U.S. companies are privately-held pharmaceutical companies known for pioneering research on persistent pain. Headquartered in Stamford, CT, Purdue is engaged in the research, development, production, and distribution of both prescription and over-the-counter medicines and hospital products. Additional information about Purdue can be found at www.purduepharma.com.

About Novelos Therapeutics, Inc.
Novelos Therapeutics, Inc. is a biopharmaceutical company commercializing oxidized glutathione-based compounds for the treatment of cancer and hepatitis.  NOV-002, the lead compound currently in Phase 3 development for lung cancer under SPA and Fast Track, acts together with chemotherapy as a chemopotentiator and a chemoprotectant.  NOV-002 is also in Phase 2 development for early-stage breast cancer and chemotherapy-resistant ovarian cancer.  Novelos has a partnership with Mundipharma to develop and commercialize NOV-002 in Europe and Asia (excluding China).  Novelos’ second compound, NOV-205, acts as a hepatoprotective agent with immunomodulating and anti-inflammatory properties.  NOV-205 is in Phase 1b development for chronic hepatitis C non-responders.  Both compounds have been partnered with Lee’s Pharm in China.  For additional information about Novelos please visit www.novelos.com

# # #
COMPANY	INVESTOR RELATIONS
Harry S. Palmin, President and CEO	Stephen Lichaw
Ph: 617-244-1616 x11	Ph: 201-240-3200
Email: hpalmin@novelos.com	Email: slichaw@novelos.com
Novelos Therapeutics, Inc.
One Gateway Center, Suite 504
Newton, MA 02458

This news release contains forward-looking statements.  Such statements are valid only as of today, and we disclaim any obligation to update this information.  These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made.  These statements are based on our current beliefs and expectations as to such future outcomes.  Drug discovery and development involve a high degree of risk.  Factors that might cause such a material difference include, among others, uncertainties related to the ability to attract and retain partners for our technologies, the identification of lead compounds, the successful preclinical development thereof, the completion of clinical trials, the FDA review process and other government regulation, our  pharmaceutical collaborators’ ability to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, product pricing and third-party reimbursement.